UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2022

LiqTech International, Inc.
(Exact name of registrant as specified in charter)

Nevada	001-36210	20-1431677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Industriparken 22C, 2750 Ballerup, Denmark
(Address of principal executive offices)

+45 3131 5941
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	LIQT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the  Exchange Act.  ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Fei Chen as Chief Executive Officer

On July 29, 2022, LiqTech International, Inc. (the “Company”) announced the appointment of Fei Chen to serve as Chief Executive Officer of the Company, effective on or before November 1, 2022. Ms. Chen has also been appointed to serve as a member of the board of directors of the Company, effective upon her assumption of the Chief Executive Officer position. Ms. Chen is currently serving as Senior Vice President, Global Commercials of Topsoe A/S (“Topsoe”), a world leader in catalysts and chemical processes for clean energy, with revenue of DKK 6.225 billion (approx. US$850 million) in 2021. Prior to serving as Senior Vice President of Topsoe, Ms. Chen served as its Vice President of Chemical Technology Business and Sales (2017-2020) and Vice President of Global Research and Development (2014-2017). Additionally, Ms. Chen has served as a Board Member of Liquid Wind AB (Sweden) since 2021 and a Board Member of Jiangsu JiTRI-Topsoe Clean Energy Research and Development Co. Ltd. (China) since 2018. From 2013 to 2018, Ms. Chen also served as a Board Member of Brunata International A/S (Denmark).

Ms. Chen, age 58, earned her Ph.D. in Polymer Materials from the Technical University of Denmark (DTU) and holds a Master of Biochemical Engineering degree and a Bachelor of Chemical Engineering from Zhejiang University in China. She also attended the IMD Business School where she received certificates in Business Financing and Advanced High Performance Leadership. She also graduated from the Stanford Executive Program at the Stanford Graduate School of Business. Ms. Chen’s substantial leadership experience with an emphasis on expansion and commercial scaling, and her particular industry knowledge of water treatment, chemical, and clean energy operations, made her an attractive candidate for the position of Chief Executive Officer of the Company.

On July 26, 2022, the Company (through its wholly-owned Danish subsidiary) and Ms. Chen entered into an Executive Services Agreement, effective upon her commencing employment (the “Employment Agreement”), pursuant to which Ms. Chen will receive an annual base salary of DKK 2,500,000 (approx. US$343,400). Annually, Ms. Chen will be eligible to receive a performance bonus of up to 150% of her base salary and during 2022, will be eligible for a performance bonus of DKK 48,077 (approx. US$6,600) for each week of employment. Ms. Chen will also be eligible to receive an annual performance-based restricted stock award under the Company’s Long Term Incentive Plan valued up to 100% of her base salary, which would vest in three equal annual installments. These bonuses will be contingent on completion of certain metrics established by the Board of Directors or its Compensation Committee for each fiscal year. The Employment Agreement also provides that Ms. Chen will be granted on her employment start date a grant of restricted stock equal to US$350,000, which shall vest in three equal annual installments over the next three years so long as Ms. Chen remains employed by the Company. Ms. Chen is also eligible to participate in the Company’s other benefit programs on the same basis as the Company’s officers, including up to six weeks paid time off per year.   If Ms. Chen is terminated, the Company agrees to maintain her salary for a period of twelve months and agrees to pay the target bonuses Ms. Chen would have been eligible to receive for the fiscal year.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

There are no other arrangements or understandings between Ms. Chen, on the one hand, and any other persons, on the other hand, pursuant to which she was selected as the Company’s Chief Executive Officer. Additionally, there are no transactions involving the Company, on the one hand, and Ms. Chen, on the other hand, that the Company would be required to report pursuant to Item 404(a) of Regulation S-K. There are no family relationships between Ms. Chen and any director or executive officer of the Company.

Resignation of Alexander J. Buehler as Interim Chief Executive Officer

Upon the commencement of Ms. Chen’s employment as Chief Executive Officer, Alexander J. Buehler will step down from his position as Interim Chief Executive Officer but will continue to serve the Company as a director. The Company appreciates Mr. Buehler’s diligent service as Interim Chief Executive Officer and looks forward to his continued directorship.

Item 7.01  Regulation FD Disclosure.

A copy of a press release related to the foregoing is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 and in the accompanying Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that Section and shall not be deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Title or Description

10.1	Executive Services Agreement, dated July 26, 2022 by and between LiqTech Holding A/S Fei Chen.
99.1	Press Release dated July 29, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LIQTECH INTERNATIONAL, INC.

Date: August 1, 2022	/s/Simon Stadil
Simon Stadil
Chief Financial Officer